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                                                                    EXHIBIT 4.11

                    SUBORDINATION AND INTERCREDITOR AGREEMENT

        This SUBORDINATION AND INTERCREDITOR AGREEMENT dated as of January 31, 2002 is by and among WYNNCHURCH CAPITAL PARTNERS, L.P. ("Wynnchurch Capital"), WYNNCHURCH CAPITAL PARTNERS CANADA, L.P. ("Wynnchurch Canada"), ALTERNATIVE RESOURCES CORPORATION, a Delaware corporation ("ARC"), ARC SERVICE, INC., a Delaware corporation ("Service"), ARC SOLUTIONS, INC., a Delaware corporation ("Solutions), ARC MIDHOLDING, INC., a Delaware corporation ("Midholding"), WRITERS INC., a California corporation ("Writers"), and FLEET CAPITAL CORPORATION ("FCC").

                                   WITNESSETH:

        WHEREAS, concurrently herewith, ARC, Service, Solutions, Midholding and Writers are entering into a Credit and Security Agreement with FCC; and

        WHEREAS, as security for their obligations to FCC under the Credit and Security Agreement, ARC, Service, Solutions, Midholding and Writers are granting to FCC first priority liens on and security interests in substantially all of their assets and properties; and

        WHEREAS, concurrently herewith, ARC is issuing its Senior Subordinated Secured Convertible Promissory Notes due January 31, 2009 to Wynnchurch Capital and Wynnchurch Canada (collectively, "Wynnchurch"), and Service, Solutions, Midholding and Writers are executing and delivering to Wynnchurch a Guaranty (the "Subordinated Guaranty") with respect to ARC's obligations in respect of such Notes; and

        WHEREAS, as security for the obligations of ARC, Service, Solutions, Midholding and Writers in respect the Senior Subordinated Secured Convertible Promissory Notes and the Subordinated Guaranty, ARC, Service, Solutions, Midholding and Writers are granting to Wynnchurch, second priority liens on and security interests in substantially all of their assets and properties; and

        WHEREAS, FCC and Wynnchurch desire to enter into this Agreement (i) to set forth the relative priorities of the interests of the parties in the assets and properties of ARC, Service, Solutions, Midholding and Writers and all products and proceeds thereof, (ii) to provide for the orderly realization, collection, liquidation and disposition of such assets, properties, products and proceeds, and (iii) to agree upon various matters related thereto;

        NOW THEREFORE, in consideration of the mutual benefits accruing to the parties hereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

        1.   DEFINITIONS.


        As used above and elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below:

             1.1. "Agreement" means this Subordination and Intercreditor Agreement, as the same may be modified, amended, supplemented or restated from time to time.

             1.2. "Borrowers" means, collectively, ARC, Service, Solutions, Midholding and Writers, together with their respective successors and assigns and any additional subsidiaries of any of the

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foregoing that become "Borrowers" under the Senior Credit Agreement or guarantors of the obligations of the Borrowers under the Senior Credit
Agreement.

             1.3. "Collateral" means all of the property and assets, real or personal, tangible or intangible, now or hereafter owned or acquired by the Borrowers, including, without limitation, all stock, instruments and other securities of any Borrower held by any other Borrower.

             1.4. "Event of Default" means an "Event of Default" under the Senior Credit Agreement.

             1.5. "FCC Senior Credit Agreement" means the Credit and Security Agreement dated as of January 31, 2002 by and among the Borrowers and FCC, as the same may be modified, amended, extended, supplemented or restated from time to time, subject to the provisions of Section 9(a) hereof.

             1.6. "Refinanced Senior Credit Agreement" means any credit, loan or other agreement entered into by any one or more of the Borrowers with any Senior Creditor in connection with any refinancing or replacement of the Senior Obligations under the FCC Senior Credit Agreement or in connection with any refinancing or replacement of any other Refinanced Senior Credit Agreement provided that such Refinanced Senior Credit Agreement complies with the provisions of Section 9(b) hereof.

             1.7. "Reorganization" means any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving the Borrowers or the readjustment of their liabilities or any assignment for the benefit of creditors or any marshalling of their assets or liabilities.

             1.8. "Senior Creditor" means FCC, together with its successors and assigns, and any other bank, financial institution or other entity that refinances or replaces or from time to time holds any of the Senior Obligations.

             1.9. "Senior Credit Agreement" means (a) the FCC Senior Credit Agreement, and (b) any Refinanced Senior Credit Agreement.

             1.10. "Senior Obligations" means (a) all indebtedness, obligations and liabilities of the Borrowers to FCC under the FCC Senior Credit Agreement or otherwise, whether now existing or hereafter arising, whether direct, indirect, absolute or contingent, due or to become due, including, without limitation, the principal amount of all Loans and Letter of Credit reimbursement obligations outstanding from time to time under the FCC Senior Credit Agreement, and all interest, fees, expenses, indemnification obligations and other amounts from time to time owing under the FCC Senior Credit Agreement, and all other indebtedness, liabilities or obligations from time to time owing from the Borrowers to FCC, and (b) all indebtedness, obligations and liabilities of the Borrowers to any one or more Senior Creditors, or their successors and assigns, hereafter incurred under any Refinanced Senior Credit Agreement. Notwithstanding anything to the contrary set forth herein, (i) the Senior Obligations shall expressly include all interest which may accrue in respect of any Senior Obligations after the commencement by or against any Borrower of any Reorganization, and (ii) unless the Subordinated Creditors otherwise consent in writing, the aggregate amount of Senior Obligations with respect to which the Subordinated Obligations shall be subordinated shall be limited to $33,000,000 in principal (the "Subordination Limit"), plus interest, fees costs and expenses.

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             1.11. "Subordinated Creditors" means Wynnchurch Capital and
Wynnchurch Canada, together with their successors, assigns and affiliates, and any other holder from time to time of all or any portion of the Subordinated Obligations.

             1.12. "Subordinated Note and Warrant Documents" means, collectively, the Securities Purchase Agreement dated as of January 31, 2002 by and between ARC and Wynnchurch, the Subordinated Notes, the Guaranty, the Stock Purchase Warrants issued by ARC in favor of Wynnchurch and all other instruments, agreements and documents executed or delivered by ARC or any of the other Borrowers to Wynnchurch in connection with the foregoing, as the same may be assigned or transferred to one or more Subordinated Creditors.

             1.13. "Subordinated Notes" means, collectively, the Senior Subordinated Secured Convertible Promissory Notes due January 31, 2009 issued by ARC to Wynnchurch in the original face principal amount of $10,000,000, together with all additional notes from time to time issued to Wynnchurch or any other Subordinated Creditor as payment for, or in replacement of, such Notes.

             1.14. "Subordinated Obligations" means all monetary obligations or liabilities for the payment of money from time to time owing from ARC or any of the other Borrowers to Wynnchurch or any other Subordinated Creditor in respect of the Subordinated Note and Warrant Documents or otherwise, whether now existing or hereafter arising, whether direct, indirect, absolute or contingent, due or to become due, including, without limitation, (a) the principal amount of the Subordinated Notes and all interest, fees, expenses and other amounts from time to time owing in respect of the Subordinated Notes, (b) any obligations to repurchase or redeem for cash, or otherwise make cash payments in respect of the Subordinated Notes or in respect of any stock, warrants, instruments or other securities issued under or in respect of any of the Subordinated Note and Warrant Documents, (c) any obligations to pay management or advisory fees or other fees or compensation to Wynnchurch or any other Subordinated Creditor (other than ordinary course fees for advisory services that have been approved in writing by the Senior Creditor), and (d) any and all other monetary obligations or liabilities for the payment of money (including indemnification and reimbursement obligations) of any or all of the Borrowers to Wynnchurch or any other Subordinated Creditor under or in respect of any of the Subordinated Note and Warrant Documents or in respect of any other indebtedness, liabilities or obligations of the Borrowers to the Subordinated Creditors.

        2.   TERMS OF SUBORDINATION.

             2.1. NO TRANSFER. The Subordinated Creditors will not transfer, sell or otherwise dispose of any of the Subordinated Obligations except to a Person who agrees to become a party hereto.

             2.2. PAYMENT SUBORDINATED. Anything in this Agreement or the Subordinated Note and Warrant Documents notwithstanding, the payment of the Subordinated Obligations is and shall be expressly subordinate and junior in right of payment and, as provided in section 6 hereof, exercise of remedies, to the prior payment in full of the Senior Obligations to the extent and in the manner provided herein, and the Subordinated Obligations are hereby subordinated as a claim against the Borrowers or any of the assets of the Borrowers, whether such claim be (a) in connection with any Reorganization, or (b) other than in connection with a Reorganization, to the prior payment in full of the Senior Obligations. In furtherance of the foregoing, the Borrowers agree that they will not make, and the holders of Subordinated Obligations each agree that they will not accept or receive, any payment of Subordinated Obligations, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or crossclaim, until all of the Senior Obligations have been paid in full or provision

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made for the full payment thereof in cash, except to the extent such payment is permitted by section 2.6 hereof.

             2.3. DISTRIBUTIONS IN REORGANIZATION. In the event of any Reorganization relative to the Borrowers or their properties, then all of the Senior Obligations shall first be paid in full in cash before any payment is made in respect of the Subordinated Obligations, and in any such proceedings any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Obligations shall be paid or delivered directly to the Senior Creditor for application in payment of the Senior Obligations, unless and until all such Senior Obligations shall have been paid or satisfied in full, and each Subordinated Creditor does hereby authorize the Senior Creditor to accept and receipt for any payment or distribution and to apply such payment or distribution to the payment of the then unpaid Senior Obligations, and to do any and all things and to execute all instruments necessary to effectuate the foregoing. In the event that, upon any such Reorganization, any payment or distribution of assets of the Borrowers of any kind or character, whether in cash, property or securities, shall be received by any holder of Subordinated Obligations before all of the Senior Obligations are paid in full, such payment or distribution shall be immediately paid over to the Senior Creditor for application to the payment of all Senior Obligations remaining unpaid until all such Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Obligations.

             2.4. EFFECT OF PROVISIONS. The provisions hereof are solely for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand, and the holders of Subordinated Obligations on the other hand, and none of such provisions shall impair, as between the Borrowers and any holder of the Subordinated Obligations, the obligations of the Borrowers, which are unconditional and absolute, to pay to such holder all of the Subordinated Obligations in accordance with the terms thereof nor, except as provided in section 6 below, shall any such provisions prevent any holder of Subordinated Obligations from exercising all remedies otherwise permitted by applicable law or under the terms of such Subordinated Obligations upon a default thereunder, subject to the rights, if any, of holders of Senior Obligations under the provisions of this Agreement.

             2.5. SUBROGATION, ETC. Subject to the payment in full of all Senior Obligations, the holders of the Subordinated Obligations shall be subrogated to the rights of the holders of Senior Obligations to receive payments or distributions of assets of the Borrowers made on the Senior Obligations until the Subordinated Obligations shall be paid in full and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Obligations of any cash, property or securities to which the holders of the Subordinated Obligations would be entitled except for the provisions of this Agreement, and no payment over pursuant to the provisions of this Agreement to the holders of Senior Obligations, by the holders of the Subordinated Obligations, shall, as between the Borrowers, the creditors of the Borrowers (other than the holders of Senior Obligations) and the holders of the Subordinated Obligations, be deemed to be a payment by the Borrowers to or on account of Senior Obligations; it being understood that the provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the holders of the Subordinated Obligations on the one hand, and the holders of Senior Obligations on the other hand.

             2.6.  PERMITTED PAYMENTS.

             (a) Notwithstanding anything to the contrary set forth herein, so long as (i) no Payment Default exists, (ii) no Blockage Period shall be continuing, and (iii) no Event of Default shall result from the making of such payment, ARC may pay or cause to be paid to Wynnchurch and any other Subordinated Creditor, and Wynnchurch and any other Subordinated Creditor may accept and retain regularly scheduled quarterly payments of interest but no principal in respect of the Subordinated Notes

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on the dates and in the amounts provided for in the Subordinated Notes (as in effect on the date hereof); provided that so long as the FCC Senior Credit Agreement shall remain in effect in no event shall the aggregate amount of interest payments made in respect of the Subordinated Notes during any calendar quarter beginning with the calendar quarter beginning January 1, 2002 and ending with the calendar quarter ending December 31, 2005 exceed 1.875% of the outstanding principal balance of the Subordinated Notes without the prior written consent of the Senior Creditor, except that if (A) the Senior Creditor has received a Compliance Certificate indicating that the Borrowers are in compliance with Section 8.10(b) of the FCC Senior Credit Agreement for the period from January 1, 2002 through June 30, 2002 or any other two consecutive fiscal quarters following the Effective Time, (B) no Payment Default exists, (C) no Blockage Period shall have commenced and be continuing, (D) no Event of Default shall result from the making of such payment, and (E) prior to such payment, the Borrowers shall have delivered evidence to the Senior Creditor that after giving effect to such payment, Excess Availability (as defined in the Senior Credit Agreement) shall equal or exceed $5,000,000, the aggregate amount of interest payments made in respect of the Subordinated Notes during any calendar quarter may total up to (x) 4.50% of the outstanding principal balance of the Subordinated Notes PLUS (y) the amount of prior interest payments that were not paid as a result of the prior existence of a Payment Default or prior commencement of a Blockage Period. Notwithstanding anything to the contrary set forth herein, beginning with the calendar quarter beginning January 1, 2006, so long as no Payment Default exists, no Blockage Period shall have commenced and be continuing, and no Event of Default shall result from the making of such payment, ARC may pay or cause to be paid to Wynnchurch and any other Subordinated Creditor, and Wynnchurch and any other Subordinated Creditors may accept and retain, scheduled quarterly payments of interest but no principal in respect of the Subordinated Notes on the dates and in the amounts provided for in the Subordinated Notes (as in effect on the date hereof). If Wynnchurch or any other holder of the Subordinated Indebtedness receives payment from the Borrowers pursuant to the first sentence of this Section 2.6(a), such payment shall be deemed to constitute a representation of the Borrowers to the Senior Creditor and to the Subordinated Creditors that no Event of Default exists, and that such payment is permitted to be paid by the Borrowers under this Agreement; and the Subordinated Creditors shall be entitled to keep and retain such payment unless prior to the Subordinated Creditors' receipt of such payment there shall occur a Payment Default or the Senior Creditor shall have sent a Blockage Notice to the Subordinated Creditors, in which case the Subordinated Creditors shall forthwith deliver such payment or an amount of cash equal thereto to the Senior Creditor for application in payment of the Senior Obligations. Notwithstanding anything to the contrary set forth herein, the Senior Creditor shall not be entitled to block payments pursuant to the delivery of Blockage Notices hereunder for more than 180 days during any 360 day period or commence more than three Blockage Periods during the term of this Agreement.

             (b)   For purposes hereof, the terms:

                   (i) "Payment Default" shall mean any failure by the Borrowers to pay any principal of or premium, if any, or interest on any Senior Obligations or any fee or other amount owing to the Senior Creditor when the same becomes due and payable, whether at maturity or at date fixed for the payment of any installment or prepayment thereof or by declaration or acceleration or otherwise (but after giving effect to the period of grace, if any, applicable thereto). No Payment Default shall be deemed to have been cured unless the full amount of the overdue payment to which such Payment Default relates shall have been paid in full prior to any acceleration of the Senior Obligations or unless waived by the Senior Creditor.

                   (ii) "Blockage Notice" shall mean a written notice from the Senior Creditor to the Subordinated Creditors of the existence of an Event of Default and the commencement of a Blockage Period.

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                   (iii) "Blockage Period" shall mean the period commencing on the date of delivery to the Subordinated Creditors of a Blockage Notice and ending on the earlier to occur of (A) the 181st day following delivery of such Blockage Notice and (B) the date the Event of Default giving rise to such Blockage Notice is cured to the satisfaction of, or waived by, the Senior Creditor.

             (c) In addition to the foregoing limitations, the Borrowers and the Subordinated Creditors agree that so long as any of the Senior Obligations shall remain outstanding, the Borrowers shall not pay and no Subordinated Creditor shall accept or receive, any management, consulting, advisory or other fees; except that so long as no Payment Default exists and no Blockage Period is continuing: (i) the Borrowers may pay reasonable directors' fees and reimburse the Subordinated Creditors for reasonable costs and expenses incurred by the Subordinated Creditors in connection with the Subordinated Obligations, and (ii) with the written consent of the Senior Creditor, which consent shall not be unreasonably withheld or delayed, the Borrowers may retain Wynnchurch or any other Subordinated Creditor to perform, and pay to Wynnchurch or such other Subordinated Creditor fees for, advisory services at market rates.

             2.7. NO MODIFICATION OR AMENDMENT OF SUBORDINATED NOTE AND WARRANT DOCUMENTS. The Borrowers and the Subordinated Creditors agree that so long as the Senior Credit Agreement remains in effect or any of the Senior Obligations remain outstanding, the Borrowers and the Subordinated Creditors shall not alter, modify, amend, supplement or otherwise change any of the provisions of the Subordinated Note and Warrant Documents.

        3. AGREEMENT TO HOLD IN TRUST. If any holder of Subordinated Obligations shall receive any payment on account of the Subordinated Obligations in violation of this Agreement, it shall hold such payment in trust for the benefit of the holder or holders of the Senior Obligations and pay it over to the Senior Creditor for application in payment of the Senior Obligations.

        4. REQUIREMENT OF SUBORDINATED CREDITORS TO GIVE NOTICE. The Subordinated Creditors agree to notify the Senior Creditor upon (a) any acceleration of the Subordinated Obligations, or (b) any transfer of any Subordinated Obligations, specifying the name and address of the transferee. The Senior Creditor agrees to notify the Subordinated Creditor upon any refinancing or replacement of the Senior Obligations. Notwithstanding the foregoing, the failure of any party to give any notice required under this section 4 shall not affect the subordination of the Subordinated Obligations to the Senior Obligations.

        5. LEGEND. The Borrowers and the Subordinated Creditors, for themselves and their successors and assigns, covenant to cause each negotiable instrument representing or evidencing any of the Subordinated Obligations to have affixed upon it a legend which reads substantially as follows:

             "This instrument is subject to an Intercreditor and Subordination Agreement dated as of January 31, 2002 among Wynnchurch Capital Partners, L.P., Wynnchurch Capital Partners Canada, L.P., Alternative Resources Corporation, ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., Writers, Inc. and Fleet Capital Corporation, which, among other things, subordinates the maker's obligations to the payee to the maker's obligations to the holders of Senior Obligations as defined in said Agreement."

        6. LIMIT ON RIGHT OF ACTION. The Subordinated Creditors, for themselves and their respective successors and assigns, agree for the benefit of the holders of the Senior Obligations that the Subordinated Creditors will not take any action to accelerate or demand the payment of the Subordinated Obligations or to foreclose or otherwise realize on any security or guaranty given by the Borrowers or any of their Affiliates to secure or guarantee the Subordinated Obligations (a) if a Payment Default shall have

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occurred and be continuing, (b) if a Blockage Period shall have commenced and be continuing, or (c) at any time following any acceleration of the Senior Obligations (unless such acceleration is subsequently rescinded by the Senior Creditor). In any event, no such action to accelerate or demand the payment of the Subordinated Obligations or to foreclose or otherwise realize on any security or guaranty shall be taken by the Subordinated Creditor unless the Subordinated Creditors have given the Senior Creditor thirty (30) days prior written notice. Notwithstanding anything to the contrary set forth herein, Wynnchurch and any other Subordinated Creditor may accelerate the Subordinated Indebtedness at any time after the Senior Indebtedness has been accelerated, and Wynnchurch and any other Subordinated Creditor may participate in any proceeding with respect to a Reorganization not initiated by or at the request of a Subordinated Creditor or any other persons acting in concert with a Subordinated Creditor; provided that the provisions of Section 2.2 of this Agreement shall continue to apply to any distributions made to any creditors in connection with such Reorganization. The foregoing provisions of this section 6 are solely for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand and the holders of the Subordinated Obligations on the other hand and shall not limit or otherwise affect any rights which the holders of the Subordinated Obligations may have against the Borrowers under the terms of the Subordinated Note and Warrant Documents.

        7. THE SUBORDINATED CREDITORS' JUNIOR SECURITY. FCC hereby consents to the security interest of Wynnchurch in certain Collateral of the Borrowers granted to secure the Subordinated Obligations of the Borrowers in respect of the Subordinated Notes. The Subordinated Creditors hereby agree and confirm that regardless of the relative times of attachment or perfection thereof or the order of filing of financing statements, mortgages or other documents, and regardless of anything in the Subordinated Note and Warrant Documents or the Subordinated Notes to the contrary, any security interests or liens granted from time to time to the Senior Creditor as security for the Senior Obligations shall in all respects be first and senior security interests and liens, superior to any security interests or liens granted to the Subordinated Creditors in the Collateral as security for the Subordinated Obligations. The Senior Creditor acknowledges (a) for purposes of Section 9-305 of the Uniform Commercial Code that any Collateral in which it may from time to time hold a possessory security interest shall also be held on behalf of the Subordinated Creditors (to the extent the Subordinated Creditors have been granted a security interest in such Collateral which is permitted hereunder and under the Senior Credit Agreement), and (b) that any Collateral, including but not limited to deposit accounts of the Borrowers, in which the Senior Creditor has perfected its security interest by control under Section 9-314 of the Uniform Commercial Code shall also be held on behalf of the Subordinated Creditors (to the extent the Subordinated Creditors have been granted a security interest in such Collateral which is permitted hereunder and under the Security Agreement), and the Senior Creditor agrees, and the Borrowers consent, that except as otherwise provided in Section 8 below, at such time as any of such Collateral is released from the Senior Creditor's lien thereon, it shall be delivered to the Subordinated Creditors to be held as security for the Subordinated Obligations. In addition, if after the Senior Creditor exercises its rights with respect to the Collateral and after the application of the proceeds of the Collateral as provided in the Senior Credit Agreement and the other Loan Documents, a surplus remains which would otherwise be paid to the Borrowers, unless the Senior Creditor shall be directed otherwise by a court of competent jurisdiction or by the Subordinated Creditors, said surplus shall instead be delivered to the Subordinated Creditors to be applied to the Subordinated Obligations in accordance with the terms thereof. In foreclosing or realizing on the Senior Creditor's security interests in the Collateral, so long as the Senior Creditor acts in a commercially reasonable manner, the Senior Creditor may proceed in any manner which the Senior Creditor, in its sole discretion, shall choose, even though a higher price might have been realized if the Senior Creditor had proceeded to foreclose or realize on its security interests in another manner.

        8. RELEASE OF COLLATERAL. Without limiting any of the rights (including the right to foreclose upon the Collateral) of the Senior Creditor under the Senior Credit Agreement or the other Loan

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Documents (as defined in the Senior Credit Agreement) or under the provisions of any applicable law, in the event that the Senior Creditor shall release its security interests in, and liens upon, any Collateral which is subject to a security interest or lien in favor of the Subordinated Creditors, the Subordinated Creditors agree that such Collateral shall thereupon be released from all such security interests and liens in favor of the Subordinated Creditors, provided that the Senior Creditor shall reasonably believe that such Collateral is being sold or transferred either (a) in the ordinary course of business or (b) following the occurrence and during the continuance of an Event of Default. The Subordinated Creditors agree that immediately upon the written request of the Senior Creditor therefor, the Subordinated Creditors will execute, deliver and file any and all such termination statements, lien releases or other agreements or instruments as the Senior Creditor shall reasonably deem necessary or appropriate in order to give effect to the foregoing provisions of this section 8. The Subordinated Creditors hereby irrevocably appoint the Senior Creditor the true and lawful attorneys of the Subordinated Creditors for the purpose of executing and filing any such termination statements, lien releases or other agreements or instruments. Without limiting the generality of the foregoing provisions of this section 8, the Senior Creditor may (but shall not be obligated to) cause an independent appraisal to be made as to the fair value of any Collateral proposed to be sold or transferred and may conclusively rely upon the results of any such appraisal. The Borrowers agrees to reimburse the Senior Creditor on demand for the cost of any such appraisal and any unreimbursed amounts shall constitute Senior Obligations for all purposes of this Agreement.

        9. AMENDMENTS AND MODIFICATIONS OF FCC SENIOR CREDIT AGREEMENT; REFINANCED SENIOR CREDIT AGREEMENT.

             (a) FCC hereby reserves the right, in its sole discretion (and without in any way diminishing or altering its rights hereunder or the subordination provisions contained herein), to modify, amend, waive, extend or release any of the terms of the FCC Senior Credit Agreement, the Notes, the other Loan Documents or the Senior Obligations or of any other document relative thereto and to exercise or refrain from exercising any powers or rights which it may have thereunder; provided that unless the Subordinated Creditors otherwise agree in writing, no such modification, amendment or extension of the FCC Senior Credit Agreement shall provide for: (i) the maximum principal amount of the Senior Obligations to exceed the Subordination Limit; (ii) the maximum rate of interest with respect to the Senior Obligations to exceed the greater of (A) the Adjusted Base Rate (as defined in the FCC Senior Credit Agreement) plus 5.00% or
(B) the Eurodollar Rate (as defined in the FCC Senior Credit Agreement) plus 7.25%; or (iii) the payment by the Borrowers of any modification, amendment, waiver, extension or similar fees in an aggregate amount in excess of 5% of the maximum principal amount of the Senior Obligations.

             (b) Wynnchurch and each other holder from time to time of the Subordinated Obligations hereby acknowledges and agrees that this Agreement shall apply to, and the provisions of this Agreement shall inure to the benefit of, any Senior Creditor from time to time party to any Refinanced Senior Credit Agreement, provided that unless the Subordinated Creditors otherwise agree in writing, no Refinanced Senior Credit Agreement shall: (i) provide for the maximum principal amount of the Senior Obligations to exceed the Subordination Limit; (ii) provide for the maximum rate of interest with respect to the Senior Obligations to exceed the greater of (A) the Adjusted Base Rate (as defined in the FCC Senior Credit Agreement) plus 5.00% or (B) the Eurodollar Rate (as defined in the FCC Senior Credit Agreement) plus 7.25%; (iii) require the Borrowers to pay any commitment, closing or similar fees in an aggregate amount in excess of 5% of the maximum principal amount of the Senior Obligations; or
(iv) contain financial covenants or other terms and conditions that are materially less favorable to the Borrowers than the terms and conditions of the FCC Senior Credit Agreement.

             (c) This Agreement may be amended by or otherwise modified by an agreement in writing signed by the Senior Creditor and the Subordinated Creditors and such amendment or

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modification shall be binding on the Senior Creditor, the Subordinated Creditors and the Borrowers; provided, however, no such amendment or modification unless consented to by the Borrowers shall amend or modify the Borrowers' underlying obligations under the Senior Obligations or Subordinated Obligations.

        10. FURTHER ASSURANCES. Each of the Borrowers and the Subordinated Creditors for itself and its respective successors and assigns, agrees to execute and deliver to the Senior Creditor, and the Borrowers and the Senior Creditor agree to execute and deliver to the Subordinated Creditors, in each case at the expense of the Borrowers, such further documents and instruments and to take such further action as the Senior Creditor or the Subordinated Creditors may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

        11. NOTICES. All notices and other communications hereunder shall be in writing and shall be personally delivered, sent by facsimile transmission, or mailed by first class mail, postage prepaid, as follows:

             (a)   If to the Subordinated Creditors:

                   Wynnchurch Capital Partners, L.P.
                   Two Conway Park
                   150 Field Drive, Suite 165
                   Lake Forest, Illinois  60045
                   Attn:  John A. Hatherly
                   Fax No.: (847) 604-6105

                   with a copy to:

                   Altheimer & Gray
                   10 South Wacker Drive
                   Chicago, Illinois  60606-7482
                   Attn: Mark Kindelin, Esq.
                   Fax No.: (312) 715-4800

             (b)   If to the Borrowers:
                   Alternative Resources Corporation
                   600 Hart Road, Suite 300
                   Barrington, Illinois  60010
                   Attn: Chief Financial Officer
                   Fax No.:  847-381-6604

                   with a copy to:

                   McDermott Will & Emery
                   227 West Monroe Street
                   Chicago, Illinois  60606
                   Attn:  Lauretta Moran, Esq.
                   Fax No.:  312-984-7700

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             (c)   If to the Senior Creditor:

                   Fleet Capital Corporation
                   One Federal Street
                   Mail Stop MA DE 10307X
                   Boston, Massachusetts 02110
                   Attn: Christopher Godfrey
                   Fax No.:  617-654-1167

                   with a copy to:

                   Palmer & Dodge LLP
                   111 Huntington Avenue
                   Boston, Massachusetts  02199
                   Attn: David Ruediger, Esq.
                   Fax No.:  617-227-4420

or to such other address or addresses as the party to whom such notice is directed may have designated in writing to the other parties hereto. A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails or (ii) receipt by the party to whom such notice is directed.

        12. SUCCESSORS: CONTINUING EFFECT. ETC. This Agreement is being entered into for the benefit of, and shall be binding upon, the holders of the Senior Obligations and the holders of the Subordinated Obligations and their respective successors and assigns. This Agreement shall be a continuing agreement and shall be irrevocable and shall remain in full force and effect so long as there are both Senior Obligations (including, if applicable, any portion of the Senior Creditor's "Revolving Credit Commitment" under the Senior Credit Agreement) and Subordinated Obligations outstanding.

        13. MISCELLANEOUS. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

                                  {End of Text}

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        IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.


                            FLEET CAPITAL CORPORATION


                            By: /s/ Christopher Godfrey
                            Name:   Christopher Godfrey
                            Title:  Senior Vice President

                            WYNNCHURCH CAPITAL PARTNERS, L.P.

                            By:  Wynnchurch Management Inc., its general partner


                            By: /s/ John Hatherly
                            Name:   John Hatherly
                            Title:  President


                            WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.

                            By:  Wynnchurch GP Canada, Inc., its general partner


                            By: /s/ John Hatherly
                            Name:   John Hatherly
                            Title:  President


                            ALTERNATIVE RESOURCES CORPORATION


                            By: /s/ Steven Purcell
                            Name:   Steven Purcell
                            Title:  Senior Vice President and Chief Financial
                                    Officer


                            ARC SERVICE, INC.


                            By: /s/ Steven Purcell
                            Name:   Steven Purcell
                            Title:  Vice President and Secretary

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                            ARC SOLUTIONS, INC.


                            By: /s/ Steven Purcell
                            Name:   Steven Purcell
                            Title:  Vice President and Secretary


                            ARC MIDHOLDING, INC.


                            By: /s/ Steven Purcell
                            Name:   Steven Purcell
                            Title:  Vice President and Secretary


                            WRITERS INC.


                            By: /s/ Steven Purcell
                            Name:   Steven Purcell
                            Title   Vice President and Secretary

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